    As filed with the Securities and Exchange Commission on February 6, 1998
                                                     Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             SCM MICROSYSTEMS, INC.
               (Exact name of issuer as specified in its charter)


          DELAWARE                                  77-044-4317
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

                             SCM MICROSYSTEMS, INC.
                                131 ALBRIGHT WAY
                               LOS GATOS, CA 95032
                    (Address of principal executive offices)
                           ---------------------------


                            1997 DIRECTOR OPTION PLAN
                            (Full title of the plan)
                           ---------------------------

                                STEVEN HUMPHREYS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SCM MICROSYSTEMS, INC.
                                131 ALBRIGHT WAY
                               LOS GATOS, CA 95032
                                 (408) 370-4888
            (Name, address and telephone number of agent for service)
                           ---------------------------

                                    Copy to:
                            KENNETH M. SIEGEL, ESQ.
                           N. ANTHONY JEFFRIES, ESQ.
                          JAN-MARC VAN DER SCHEE, ESQ.
                     Wilson Sonsini Goodrich & Rosati, P.C.
                               650 Page Mill Road
                           Palo Alto, California 94304
                           ---------------------------


================================================================================

                         CALCULATION OF REGISTRATION FEE


                                                            Proposed Maximum      Proposed Maximum
                                              Amount to be   Offering Price          Aggregate             Amount of
Title of Securities to be Registered           Registered     Per Share(1)       Offering Price(1)     Registration Fee
                                                  ------         -------           --------------          --------
Common Stock, $0.001 par value
to be issued under 1997 Director                  50,000         $ 20.17           $ 1,008,625.00          $ 297.54
Option Plan


(1) Estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act"), and in part pursuant to Rule 457(c) under the Act. With respect to 25,000 shares subject to outstanding options to purchase Common Stock under the Plan, the Proposed Maximum Offering Price Per Share is equal to the exercise price of $5.72 per share pursuant to Rule 457(h). With respect to 25,000 shares of Common Stock available for future grant under the Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price is the average between the high and low price reported in the Nasdaq National Market on January 30, 1998, which average was $34.625. The Proposed Maximum Offering Price Per Share represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(c) and 457(h).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This registration statement relates to 50,000 shares of Common Stock par value $.001 per share (the "Common Stock") of SCM Microsystems, Inc., a Delaware corporation (the "Registrant"), being registered for use under 1997 Director Option Plan (the "Plan").


Item 3.           Incorporation of Documents by Reference

         The Registrant hereby incorporates by reference in this registration statement the following documents heretofore filed with the Securities and Exchange Commission (the "Commission"):

         (a) The Registrant's final prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 relating to the Registration Statement on Form S-1, as amended (SEC File No. 333-29073), which was declared effective on October 7, 1997.

         (b) The Registrant's Quarterly Report on Form 10-Q dated November 12, 1997 pursuant to Section 13 or 15 of the Securities Exchange Act of 1934 for the quarterly period ended September 30, 1997.

         (c) The description of the Company's Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed October 7, 1997 pursuant to Section 12 of the Securities Exchange Act of 1934.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities

         Not applicable.

Item 5.           Interests of Named Experts and Counsel

         Not applicable.

Item 6.           Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability arising out of: (i) a breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's charter documents provide that the Company shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Company believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. The Company has entered into indemnification agreements with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons' expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Item 7.           Exemption From Registration Claimed

                  Not applicable.

Item 8.           Exhibits

         *4.1     1997 Director Option Plan and Form of Agreement

         5.1      Opinion of Counsel as to Legality of Securities Being
                  Registered

         23.1     Consent of Independent Accountants

         23.2     Consent of Counsel (contained in Exhibit 5.1)

         24.1     Power of Attorney (see registration statement signature page)

         *Included by Reference. See Form S-1, declared effective by the SEC on October 7, 1997 (Registration Statement No. 333-29073)

Item 9.           Undertakings  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on February 6, 1998.

                                SCM Microsystems, Inc.

                                By:  /s/ Steven Humphreys
                                   ------------------------------------------
                                     Steven Humphreys
                                     President and Chief Executive Officer
                                     (Principle Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Humphreys and John G. Niedermaier, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                Title                                           Date
              ---------                                -----                                           ----
/s/ STEVEN HUMPHREYS                      President and Chief Executive Officer                   February 6, 1998
--------------------------------------    (Principal Executive Officer) and
Steven Humphreys                          Director


/s/ JOHN G. NIEDERMAIER                   Vice President, Finance, and Chief                      February 6, 1998
--------------------------------------    Financial Officer
John G. Niedermaier


/s/ ROBERT SCHNEIDER                      Chairman of the Board                                   February 6, 1998
--------------------------------------
Robert Schneider


/s/ BERND MEIER                           Chief Operations Officer and Director                   February 6, 1998
--------------------------------------
Bernd Meier


/s/ FRIEDRICH BORNIKOEL                   Director                                                February 6, 1998
--------------------------------------
Friedrich Bornikoel


/s/ BRUCE GRAHAM                          Director                                                February 6, 1998
--------------------------------------
Bruce Graham


/s/ RANDY LUNN                            Director                                                February 6, 1998
--------------------------------------
Randy Lunn


/s/ POH CHUAN NG                          Director                                                February 6, 1998
--------------------------------------
Poh Chuan Ng


/s/ ANDY VOUGHT                           Director                                                February 6, 1998
--------------------------------------
Andy Vought

                               INDEX TO EXHIBITS


Exhibit Number                     Exhibit
--------------                     -------
     5.1                           Opinion of Counsel as to Legality of
                                   Securities Being Registered.

     23.1                          Consent of Independent Accountants.